Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Appoints Former Nintendo of America

Inc. EVP, John Bauer, to Board of Directors and

Chair of Audit Committee

Phil Nudelman steps into role as Chairman of the Board

Oct. 19, 2005 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced the appointment of John H. Bauer to its board of directors. Bauer, formerly executive vice president of finance for Nintendo of America Inc. will chair the Audit Committee. The Company also announced that Phillip M. Nudelman was appointed Chairman of the Board.

Mr. Bauer, a leading financial executive, has more than forty years of financial experience. While at Nintendo of America Inc., he had direct responsibility for all administrative and finance functions. He is currently serving as a consultant to Nintendo of America Inc. In addition, he serves as an executive advisor and chief financial officer at DigiPen Institute of Technology, a privately-owned accredited computer science, simulation and game development school in Redmond.

Prior to his position with Nintendo of America Inc., Mr. Bauer was with Coopers & Lybrand (currently PricewaterhouseCoopers) where in 1979 he was appointed managing partner for the Northwest region. In addition, he was a member of Coopers & Lybrand’s Firm Council, the senior policy making and governing board for the firm as well as the business assurance (audit) practice partner. Bauer, 64, currently resides in Seattle, Washington.

“We are thrilled to have someone with John’s extensive financial background as an independent director of CTI’s Board,” said Nudelman. “His tenure as a managing partner at one of the largest U.S. accounting firms makes him an ideal candidate to chair CTI’s audit committee.”

Phil Nudelman has been a Director of CTI since March 1994. In April 2000, he was named President and Chief Executive of The Hope Heart Institute, Seattle’s leading nonprofit cardiovascular research and education center. He was formerly President and CEO of Group Health Cooperative and Chairman and President of Kaiser/Group Health. A leader in improving healthcare in the country, Nudelman has served on the White House Task Force for Health Care Reform and the President’s Advisory Commission on Consumer Protection and Quality in Health Care.

“I am delighted that Phil has been appointed Chairman of the Board of Directors. He has served CTI very well over the past 11 years,” stated James A. Bianco, M.D., President and CEO of CTI. “Our Board has strong leadership that will benefit CTI as we move forward in our efforts to get XYOTAX approved.”

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include risks associated with the potential failure of XYOTAX to prove safe and effective or to advance toward commercialization and be approved for use in non-small cell lung cancer, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling XYOTAX, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Investors Cell Therapeutics, Inc. Leah Grant T: 206.282.7100 F: 206.272.4434 E: invest@ctiseattle.com www.cticseattle.com/investors.htm	Media Cell Therapeutics, Inc. Susan Callahan T: 206.272.4472 F: 206.272.4434 E: media@ctiseattle.com www.cticseattle.com/media.htm

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